PROSPECTUS SUPPLEMENT dated July 26, 2001
(To Prospectus dated September 21, 2000)

545,000 Shares

CHELSEA PROPERTY GROUP, INC.

COMMON STOCK

          Chelsea Property Group is offering 545,000 shares of its common stock to be sold in the offering at a price of $46.00 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CPG.” The last reported sale price for the common stock on July 25, 2001 was $47.84 per share.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

          SEE "RISK FACTORS" BEGINNING OF PAGE 4 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SHARES OF COMMON STOCK.

USE OF PROCEEDS

          The net proceeds from the sale of the common stock may be used to pay a portion of the purchase price for the acquisition of properties from Konover Property Trust. Any proceeds not so used, will be used for general corporate purposes.

PLAN OF DISTRIBUTION

          The shares of common stock are being sold directly by us to an investor at the price set forth herein. No fees or underwriting commissions or discounts are being paid.